Exhibit 99.1

Nova Biosource Fuels Expands Senior Executive Team

Appoints Business Leader as Interim President

HOUSTON, TX — March 20, 2008 — Nova Biosource Fuels, Inc. (AMEX:NBF), a refiner and marketer of ASTM quality biodiesel, announced today that it has expanded its senior executive team to include Fred Zeidman as its Interim President.  Mr. Zeidman has been a Nova director since June 26, 2007.  He has served as a Managing Director of the law firm Greenberg Traurig, LLP since July 2003 and as Chairman of the Board of Corporate Strategies, Inc., a consulting firm, since July 2004.  He previously served as Chairman of the Board of Seitel Inc., an oil field services company, from June 2002 to February 2007.  Mr. Zeidman’s community and political affairs activities include the Chairmanship of the U.S. Holocaust Memorial Council, a position he has held since President George W. Bush appointed him in 2002.  He received a Bachelor of Science in Business Administration from Washington University in 1968, and an MBA from New York University in 1970.

“We are truly fortunate to have a leader, with the business and government experience of Fred Zeidman, join our operational executive team as Interim President,” said Kenneth T. Hern, Chairman and CEO of Nova.  “As we begin the start up and commissioning of our Seneca refinery and continue to execute our business strategy, Fred’s proven skills and insights will prove invaluable to take us through the next phase of our growth.  As Vice Chairman of our company, J.D. McGraw will continue to focus on capital financing requirements and investor relations.  Their leadership and guidance are key to achieving our goal of sustainable biodiesel production using lower cost feedstock.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended January 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.